Exhibit 23


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INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of The Pep Boys - Manny, Moe & Jack on Form S-8 of (i) our report dated March 21, 2002 (July 31, 2002 as to Note 12), appearing in the Current Report on Form 8-K of The Pep Boys - Manny, Moe & Jack filed on August 16, 2002 and (ii) our reports, each dated June 24, 2002, appearing in the Annual Reports on Form 11-K of The Pep Boys Savings Plan and The Pep Boys Savings Plan - Puerto Rico for the year ended December 31, 2001.

/s/ Deloitte & Touche LLP

Philadelphia, Pennsylvania
September 30, 2002